Exhibit 99.1

April 30, 2024

U.S. Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

This letter is provided pursuant to Rule 12b-25(c) under the Securities Exchange Act of 1934, as amended, and in satisfaction of Item (c) of Part II of Form 12b-25.

We have read the statements made by BIT Mining Limited (the “Company”) in Part III of its filing on Form 12b-25 and agree that we cannot complete the audit of the Company’s financial statements for the year ended December 31, 2023 because the combined Penalty Amounts described in Part III of the Company’s filing on Form 12b-25 currently remain pending and uncertain.

/s/ MaloneBailey, LLP

MaloneBailey, LLP
www.malonebailey.com
Houston, Texas